Exhibit 99.1

March 31, 2011

To the Shareholders of Omni Bio Pharmaceutical, Inc

I am writing to you having completed my first month as the Chief Executive Officer of Omni Bio Pharmaceutical, Inc., (“Omni”). With our 2011 Fiscal year coming to a close, this is an appropriate juncture to update our shareholders on the basis for my optimism in your Company’s prospects, and to advise you of my initiatives to increase shareholder value. I intend to keep you updated periodically going forward, the timing of which will be dictated by substantive scientific or business developments.

As you may be aware, I served on the Scientific Advisory Board (“SAB”) of Omni for approximately two years prior to accepting the role as CEO of the Company, and I would like to provide you with my observations about the magnitude of this business opportunity and our progress. During my involvement with Omni’s SAB, I became aware of scientific research in animal models related to the potential uses of Alpha 1 antitrypsin (“AAT”) in numerous disease classifications. I believe the results of these animal models are compelling in terms of their potential significance if similar results can be obtained in a human population.

These studies, which were largely conducted by investigators not associated with Omni, but where Omni controls intellectual property, made it clear to me that the opportunity for Omni to advance its intellectual property into a number of additional disease classifications was significant and persuasive. When I was approached by your Board of Directors to assume the Chief Executive Officer role, I believed that Omni’s science had the potential to have a significant impact on human disease.

At this point in my career, I am interested in developing life changing therapies and I believe Omni’s opportunity provides that situation for me.

Omni is involved with the development of intellectual property related to methods of use patent applications and issued patents related to AAT, a human biological that is FDA-approved for the treatment of chronic obstructive pulmonary disease (“COPD”) and emphysema in AAT deficient patients. Because of the approximately 20 year history of AAT being used to treat COPD and Emphysema, AAT has a solid established safety record, and this assisted us in obtaining FDA clearance to begin our trial in Type 1 diabetes within 12 months of its submission to the FDA. We believe that our method of use patent applications will control the treatment of Type 1 diabetes utilizing AAT, should we obtain the requisite FDA approval.

Our most advanced program is our Phase I/II human clinical trial in Type 1 diabetes involving AAT in recently diagnosed patients at the Barbara Davis Center for Childhood Diabetes in Denver at the Anschutz Medical Campus of the University of Colorado Denver. For this trial, we are using a branded formulation of AAT which is being provided by an existing manufacturer. We initiated this clinical trial this past October, and are approaching completion of the young adult population’s infusion stage, before we move into pediatric patients.

Type 1 diabetes is a large market, there are over two million individuals with Type 1 diabetes in the United States, and we believe that 25-30,000 that have been recently diagnosed have residual islet function. There is no effective form of therapy currently available to the market to block this debilitating and life shortening disease. Based on the addressable market size and anticipated cost of the drug, this would approximate a potential US market of $700 million annually, which is larger than the existing market for AAT for the treatment of COPD and emphysema. Our plan is to sublicense our intellectual property rights for diabetes and our other intellectual property disease classifications to one or more of the existing manufacturers of AAT, hence avoiding the capital intensive investment in plant, equipment and associated sales force.

Although there is optimism about our study’s prospects within Omni, we are not alone in our optimism. The Immune Tolerance Network (“ITN”) has initiated a similar trial of AAT utilizing Aralast NP in Type 1 diabetics (http://www.retainstudy.org/). The ITN is a non-profit, government-funded consortium of researchers working together to establish new treatments for diseases of the immune system. The ITN was founded in 1999 by the National Institute of Allergy and Infectious Diseases (a part of the ) and receives support from the National Institute of Diabetes and Digestive and Kidney Diseases and the (“JDRF”). The ITN study follows on the heels of two failed Type 1 diabetes studies that had been funded by ITN utilizing other drugs. I consider the Immune Tolerance Network’s decision to invest their resources in this trial as an important endorsement of our concept that AAT is a promising therapy for Type I Diabetes.

In addition to the recently commenced ITN study, Israel’s Kamada, LTD recently filed for an IND utilizing their formulation of AAT on Type 1 diabetes. Kamada received FDA approval for its formulation of AAT this past summer and has become aware of our clinical trial in Type 1 diabetes over the past 15 months. We believe their filing an IND with the FDA is a clear indication that they believe the potential for AAT to treat Type 1 diabetes is significant.

Over the course of the past 12 months Omni has been invited to attend and/or present at a number of conferences which have included the Jefferies 2010 Global Healthcare Conference (New York), the 2011 JP Morgan Healthcare Conference (San Francisco), and the Biotech Showcase-2011 (San Francisco). These conferences have provided us with opportunities to meet with research analysts, investment bankers and potential industry collaborators for Omni. We intend to continue to pursue the regular attendance of investment conference opportunities in our next fiscal year.

In addition, I believe our intellectual property pipeline gives Omni other opportunities for commercialization. During the course of this year, we may initiate additional clinical trials, which are contingent upon the receipt of additional financing. Each of these trials addresses significant disease classifications with potentially larger markets than Type 1 diabetes. Indications such as transplant rejection and the prevention of graft vs host disease are likely to be areas that will gather the most impetus from Omni due to the ability to generate clinically relevant data in short periods of time.

I am enthusiastic about our prospects and look forward to reporting to you periodically on our progress.

Sincerely,

/s/ James D. Crapo, MD
Chief Executive Officer
Omni Bio Pharmaceutical, Inc.

Forward-Looking Statements
Some of the statements made in this letter are forward-looking statements that reflect management’s current views and expectations with respect to future events, including the company’s prospects, progress and scientific research and the commencement of clinical trials and the outcome of such trials. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to receipt of adequate funding to expand and commence clinical trials; receipt of applicable regulatory approvals for clinical trials, the risks related to the ownership and enforceability of our licensed intellectual property necessary to conduct the clinical trials and the business risks disclosed in our SEC filings, especially the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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